RIDER NO. 9 THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

The following spaces proceeded by an (*) need not be completed if this endorsement or rider and the Bond or Policy have the same inception date.

Attached to and Forming Part Date Rider Executed * Effective Date of Rider of Bond Or Policy No. 07/01/07490PB1604 07/06/07 12:01 A.M. Standard Time as Specified in the Bond or Policy

*ISSUED TO

MLIG VARIABLE INSURANCE TRUST

It is agreed that:

1. The attached Bond is amended by adding an additional Insuring Agreement as follows:

INSURING AGREEMENT N - AUTOMATED PHONE SYSTEMS ("APS")/ INVESTMENT COMPANIES

Loss caused by an APS Transaction, where the request for such APS Transaction is unauthorized or fraudulent and is made with the manifest intent to deceive; provided, that the entity which receives such request generally maintains and follows during the Bond Period all APS Designated Procedures with respect to APS Transactions. The isolated failure of such entity to maintain and follow a particular APS Designated Procedure in a particular instance will not preclude coverage under this Insuring Agreement, subject to the exclusions herein and in the Bond.

2. Definitions. The following terms used in this Insuring Agreement shall have the following meanings:

a.
"Automated Phone Systems" or "APS" means an automated system which receives and converts to executable instructions (1) transmissions by voice over the telephone , or (2) transmissions over the telephone through use of a touch-tone keypad or other tone system; and always excluding transmissions from a Computer System or part thereof.

b.
"APS Transaction" means any APS Redemption, APS Election, APS Exchange, or PAS Purchase.

c.
"APS Redemption" means any redemption of shares issued by an Investment Company which is requested through an Automated Phone System.

d.
"APS Election" means any election concerning dividend options available to Fund shareholders which is requested through an Automated Phone System.

e.
"APS Exchange" means any exchange of shares in a registered account of one Fund into shares in an identically registered account of another Fund in the same complex pursuant to exchange privileges of the two Funds, which exchange is requested through an Automated Phone System.

f.
"APS Purchase" means any purchase of shares issued by an Investment Company which is requested through an Automated Phone System.

g.
"APS Designated Procedures" means the following procedures:

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(1)
Logging: All APS Transaction requests shall be logged or otherwise recorded, so as to preserve all of the information necessary to effect the requested APS Transaction transmitted in the course of such a request, and the records shall be retained for at least six months. Information contained in the records shall be capable of being retrieved and produced within a reasonable time after retrieval of specific information is requested, at a success rate of no less than 85 percent.

(2)
Identity Test: The identity of the caller in any request for an APS Transaction shall be tested before executing that APS Transaction, by requiring the entry by the caller of an identification number consisting of at least four characters.

(3)
Contemporaneous Confirmation: All information in each request for an APS Transaction which is necessary to effect such APS Transaction shall be contemporaneously repeated to the caller, and no such APS Transaction shall be executed unless the caller has confirmed the accuracy of such information.

(4)
Written Confirmation: A written confirmation of each APS Transaction shall be sent to the shareholder(s) to whose account such APS Transaction relates, at the record address, by the end of the Insured's next regular processing cycle, but not later than five (5) business days following such APS Transaction.

(5)
Access to APS Equipment: Physical access to APS equipment shall be limited to duly authorized personnel.

h.
"Investment Company" or "Fund" means a investment company registered under the Investment Company Act of 1940.

i.
"Officially Designated" means or refers to a written designation signed by a shareholder of record of a Fund, either in such shareholder's initial application for the purchase of Fund shares, with or without a Signature Guarantee, or in another document with a Signature Guarantee.

j.
"Signature Guarantee" means a written guarantee of a signature, which guarantee is made by a financial or banking institution whose deposits are insured by the Federal Deposit Insurance Corporation or by a broker which is a member of any national securities exchange registered under the Securities Exchange Act of 1934.

    Exclusion: It is further understood and agreed that this Insuring Agreement shall not cover:

      Any loss covered under Insuring Agreement A, "Fidelity", of this Bond: and

        Any loss resulting from:

          Any APS Redemption, where the proceeds of such redemption were requested to be paid or made payable to other than (a) the shareholder of record, or (b) a person officially Designated to receive redemption proceeds, or (c) a bank account Officially Designated to receive redemption proceeds; or

          Any APS Redemption of Fund shares which had been improperly credited to a shareholder's account, where such shareholder (a) did not cause, directly or indirectly, such shares to be credited to such account, and (b) directly or indirectly received any proceeds or other benefit from such redemption; or

          Any APS Redemption from any account, where the proceeds of such redemption were requested to be sent (a) to any address other than the record address for such account, or (b) to a record address for such account which was either (i) designated over the telephone fewer than thirty (30) days prior to such redemption, or (ii) designated in writing less than one (1) day prior to such redemption; or

          The failure to pay for shares attempted to be purchased, or

          The intentional failure to adhere to one or more APS Designated Procedures.

  The total liability of the Underwriter under Insuring Agreement N is limited to the sum of Twenty Five Thousand Dollars ($25,000), it being understood, however, that such liability shall be part of and not in addition to the Limit of Liability stated in Item 3 of the Declarations of the attached bond or amendments thereof.

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5. With respect to coverage afforded under this Rider, the applicable Deductible Amount is Five Thousand Dollars ($5,000).

Nothing herein contained shall be held to vary, alter, waive, or extend any of the terms, conditions, provisions, agreements or limitations of the above mentioned Bond or Policy, other than as above stated.

Authorized Representative

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